Exhibit 10(i)

              Cerner Performance Plans for 1998

CPP Overview
------------

Cerner continues to grow at a phenomenal rate. The growth of our associate population has mirrored the growth of our client base and diversification of our solution set.
Clearly, our greatest people needs remain in two areas: 1) consulting professionals who implement our solutions and tailor them to drive benefits for our clients, and 2) architects, engineers, and functional experts who build and support what have proven to be the industry leading solutions for all facets of health care. Additionally, we continue to seek talented associates for most areas of our business as we grow and improve our operations.

In 1998, we responded to very competitive talent markets in a number of ways. Two key responses affected Cerner Performance Plans. First, for most non-executive roles, we shifted from a highly complex variable pay model to a more competitive base-only compensation model. Coupled with more robust associate performance feedback and more integrated knowledge sharing and skills development, we have improved retention in a number of key associate groups, and maintained our strong performance/pay link. Second, for senior executives, we reinforced Cerner Performance Plans by including plans that reward intermediate-term performance. The new plans reward delivering on 3-year EPS targets, and creating shareholder value. We believe these plans will add a critical link to existing plans which reward attainment of quarterly and annual performance metrics, and a stock option program designed to drive performance over the very long-
term (10 year).   These changes were fully implemented by
July 1, 1998.

Currently, approximately 25% of all associates participate in Cerner Performance Plans. Generally, sales associates participate in marketing incentives that comprise the majority of their total compensation. Senior consultants and leaders with P&L responsibility participate in performance plans that comprise 20 - 25% of their total compensation. Executives participate in performance plans that comprise 30 - 50% of their total compensation, depending on the nature and scope of their responsibility.

CPP Plans
---------

The first structure in the design of CPP is the plan. Plans are defined by role or team, and reflect the key responsibilities for an associate. Even though every Cerner associate "wears multiple hats" or plays multiple roles through the course of a year, most associates participate in only one plan. Some executives, however, participate in multiple plans reflecting overlapping "performance terms" (quarterly, annual, and intermediate-term) to drive balanced corporate performance. The potential incentive for an associate is called a Target Bonus Level (TBL).

There are three types of plans:

Annual CPP -- All associates participating in Cerner
Performance Plans participate in an Annual CPP plan.
Several types of metrics may be used to calculate performance and plan payout.

The most common metric is a rewardable event metric, and is typically a quarterly, cumulative year-to-date target for business unit bookings, or operating earnings. We calculate and make quarterly rewardable events payments to reinforce consistent performance in support of annual corporate earnings targets. Year-end payments of rewardable events are adjusted by a factor which reflects the associate's performance. This Annual Performance Evaluation factor
(APE) is used to reflect and reward success on not only the "what" dimension of performance, but also the "how." We believe this is an important factor because Cerner's long-term success will be highly correlated to "how" (developing associate capabilities, sharing knowledge, building effective teams, supporting other business units, etc.) results are delivered now. The APE factor can adjust payments downward by more than 50%, or upward by 30%.

For sales associates, marketing incentives are paid on the basis of percent of quota, or sales commission. These plans reward performance within a specified geographical region and/or product set.

EPS Incentive Plan -- A limited number of senior executives participate in this plan which is intended to drive consistent three-year EPS growth. Payments are calculated annually, based on attainment of EPS targets set over the previous three years. The design of this plan reinforces sustained earnings growth over a longer planning horizon than Annual CPP and rewards profitable investments.

Shareholder Value Plan -- A limited number of senior executives participate in this plan which is intended to drive sustained stock price growth. Using stock options to structure this plan, it is technically not a cash compensation program. However, it is a key component of Cerner's performance-based compensation for senior executives. These options cliff vest in 6 years. Vesting can be accelerated, however, by attaining a specified stock price. Each year the "vesting" stock price is increased to reflect shareholder expectations and business model growth targets. These stock options, in addition to the core option grant programs, are designed to create a high degree of alignment between shareholder and management goals.

CPP Eligibility and Payments
----------------------------

CPP plans are administered on quarterly cycles, which are aligned with the quarters in the financial year.
Eligibility and payments are made on this basis.

Eligibility

Eligibility for a plan is based on the role of the associate, and executive approval. Participants will be eligible for participation in the first full plan quarter following employment (or transfer into a role). If an associate starts during the first 15 working days of a quarter, he/she may be approved to participate in the plan for that quarter; however, sales associates will receive 50% of the payout for the agreement margings attained that quarter, and full payout for following quarters.

If an associate's participation in a Cerner Performance Plan is terminated due to termination of employment or transfer to a non-CPP role, the associate will be entitled to payment for any earned but not yet paid amounts. Payments are earned only for completed quarters; i.e., if participation is terminated in the middle of a quarter, no incentive will be paid for that quarter.

If an associate transfers from one CPP-based role to another, participation in the previous plan will be "closed out" per normal end-of-quarter processing under the provisions of the previous plan. Participation in the new plan will be effective as of the beginning of the following quarter. Whenever possible, such transfers should be coordinated to be effective as of the beginning of a quarter to avoid partial quarter issues.

Payment Cycles

Rewardable event incentives will be calculated and paid quarterly. Payments will be made by the 15th of the second month succeeding quarter.

Marketing Incentives will be calculated and paid quarterly, by the end of the month following quarter-end. Incentives are earned only upon completion of certain contracting and payment requirements. As these requirements are met, marketing incentive payments are made on a monthly basis.

                      1998 CPP Metrics

Neal L. Patterson
TBL:  $187,500


Rewardable Event    Weighting      Cycle
----------------    ---------      -----

Corporate EPS        100%          Q



Clifford W. Illig
TBL:  $155,000


Rewardable Event    Weighting      Cycle
----------------    ---------      -----

Corporate EPS         100%         Q



Glenn P. Tobin
TBL:  $34,478


Rewardable Event    Weighting      Cycle
----------------    ---------      -----
Corporate EPS        100%          Q



Jack A. Newman, Jr.
TBL:  $182,500


Rewardable Event                  Weighting      Cycle
----------------                  ---------      -----
NAFTA Bookings                     50%            Q
Licensed Sales Operating Margin    30%            Q
Corporate EPS                      20%            Q



Paul M. Black
TBL:  $215,000


Rewardable Event                 Weighting  Cycle
----------------                 ---------  -----
Area Bookings                       50%       Q
Licensed Sales Operating Margin     30%       Q
Quarterly Corporate EPS             20%       Q



Robert C. Dieterle
TBL:  $162,500


Rewardable Event         Weighting   Cycle
----------------         ---------   -----
Corporate EPS            70%          Q
Annual EPS               30%          A



Alan D. Dietrich
TBL:  $186,250


Rewardable Event                Weighting   Cycle
----------------                ---------   -----
NAFTA Bookings                     50%       Q
Licensed Sales Operating Margin    30%       Q
Corporate EPS Growth               20%       Q



Stephen M. Goodrich
TBL:  $81,250


Rewardable Event                  Weighting  Cycle
----------------                  ---------  -----
Client Services Operating Margin    70%       Q
Corporate EPS                       30%       Q



Douglas M. Krebs
TBL:  $203,750


Rewardable Event                Weighting   Cycle
----------------                ---------   -----
Area Bookings                      50%       Q
Licensed Sales Operating Margin    30%       Q
Quarterly Corporate EPS            20%       Q



Marvin G. Pember
TBL:  $50,000


Rewardable Event         Weighting   Cycle
----------------         ---------   -----
Corporate EPS              70%         Q
Annual EPS                 30%         Q



Marc G. Naughton
TBL: $62,500


Rewardable Event           Weighting   Cycle
----------------           ---------   -----
Corporate EPS                 50%       Q
Annual EPS                    25%       A
Days Sales Outstanding        25%       Q



Stanley M. Sword
TBL:  $25,000


Rewardable Event         Weighting   Cycle
----------------         ---------   -----
Corporate EPS               70%       Q
Annual EPS                  30%       A



Jeffrey A. Townsend
TBL:  $88,250


Rewardable Event         Weighting  Cycle
----------------         ---------  -----
NAFTA Bookings              70%       Q
Corporate EPS               30%       Q

Target Bonus Level (TBL) represents the amount payable if the target is achieved. If the target is exceeded additional amounts can be paid.